As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERSON ELECTRIC CO.

(Exact name of registrant as specified in its charter)

Missouri	43-0259330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8000 West Florissant Ave. St. Louis, Missouri	63136
(Address of Principal Executive Offices)	(Zip Code)

EMERSON ELECTRIC CO.

SAVINGS INVESTMENT RESTORATION PLAN

(Full title of the Plan)

John A Sperino, Esq.

Vice President and Assistant Secretary

Emerson Electric Co.

8000 West Florissant Avenue

St. Louis, Missouri 63136

(314) 553-2000

(Name and address, including telephone number and area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Emerson Electric Co. (the “Company” or the “Registrant”) has filed with the Commission under File No. 001-00278 are incorporated into this Registration Statement by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2023.

2.	The Registrant’s Current Reports on Form 8-K filed with the SEC on October 11, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Deferred Compensation Obligations (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation of and Registrant contributions to participants in the Plan. The Obligations will rank equally with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The amount of compensation to be deferred by each Plan participant will be determined in accordance with the Plan based on elections by the participant. The Registrant will establish compensation account(s) on behalf of each participant, to which the Registrant will credit any deferred compensation and Registrant contributions in accordance with the Plan. The compensation account(s) will be credited (or debited) with income (or loss) measured against the underlying investment funds of the Plan. A participant’s deferred compensation will vest immediately, while the Registrant’s contributions vest in varying percentages over a five year period in accordance with the Plan. Each compensation account will be payable only in cash upon the participant’s retirement, termination, death or other date(s) determined in accordance with the Plan.

Participants and their beneficiaries may not voluntarily or involuntarily transfer, alienate or assign their interests under the Plan.

The Company may amend or terminate the Plan at any time in accordance with the terms of the Plan, and the Company or any of the Company’s subsidiaries or affiliates which has adopted the Plan may terminate its participation in the Plan at any time.

Item 5. Interests of Named Experts and Counsel.

John A Sperino, Esq., Vice President and Assistant Secretary of the registrant, has opined as to the legality of the securities being offered by this Registration Statement. Mr. Sperino is paid a salary by the Registrant, is a participant in various employee benefit plans and incentive plans offered by the Registrant and owns or has options to purchase shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of Sections 351.355 of the Revised Statutes of Missouri and the Restated Articles of Incorporation and Bylaws, as amended, of the Registrant.

The Registrant is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 351.355(2) provides that the corporation may indemnify any such person in any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including attorneys’ fees and settlement amounts actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that he or she may not be indemnified in respect of any claim, issue or matter in which he or she has been adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation, unless, and only to the extent, authorized by the court.

Section 351.355(3) provides that a corporation shall indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him or her under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant has entered into indemnification agreements with the directors of the Registrant and adopted amendments to the Bylaws of the Registrant which incorporate indemnity provisions permitted by Section 351.355(7) described above. The agreements and amended Bylaws provide that the Registrant will indemnify its directors, officers and employees against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred in any action or proceeding, including any action on behalf of the Registrant, on account of their service as a director, officer or employee of the Registrant, any subsidiary of the Registrant or any other company or enterprise when they are serving in such capacities at the request of the Registrant, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of the Registrant in violation of Section 16(b) of the Exchange Act or of any similar statutory law, (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law or (v) the action is brought by the Registrant, except where it is brought in the right of the Registrant or in connection with an acquisition of the Registrant in a transaction not approved by the Board of Directors by a majority of its continuing directors, which for this purpose means those directors holding office prior to the time of such acquisition or any successors who were approved as successors by the directors holding office prior to the time of such acquisition. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors’ or officers’ liability insurance policy maintained by the Registrant. The amended Bylaws also provide that the Registrant may advance expenses incurred by an employee or agent, and shall pay expenses incurred by a director or officer, in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of any such person to repay such amounts unless it is ultimately determined that any such person is entitled to be indemnified by the Registrant.

Article 10 of the Registrant’s Restated Articles of Incorporation provides that the liability of the Registrant’s directors to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of Article 10 by the Registrant’s shareholders shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Registrant maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Emerson Electric Co. (incorporated by reference to Emerson Electric Co. Form 10-Q for the quarter ended March 31, 2001, File No. 1-278, Exhibit 3(a)); Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock (incorporated by reference to Emerson Electric Co. 1998 Form 10-K, File No. 1-278, Exhibit 3(a)(ii)).

4.2	Bylaws of Emerson Electric Co., as amended through May 4, 2021 (incorporated by reference to the Company’s Form 8-K dated May 4, 2021, filed on May 4, 2021, File No. 1-278, Exhibit 3.1.)

5	Opinion of John A. Sperino, Esq., Vice President and Assistant Secretary.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of John A. Sperino, Esq., Vice President and Assistant Secretary (contained in Exhibit 5).

24	Power of Attorney

99.1	Emerson Electric Co. Savings Investment Restoration Plan, , incorporated by reference to the Company’s Form 10-K for the fiscal year ended September 30, 2007, File No. 1-278, Exhibit 10(h).

99.2	First Amendment to the Emerson Electric Co. Savings Investment Restoration Plan, incorporated by reference to the Company’s Form 10-Q for the quarterly period ended March 31, 2008, File No. 1-278, Exhibit 10.1.

99.3	Second Amendment to the Emerson Electric Co. Savings Investment Restoration Plan, incorporated by reference to Emerson Electric Co., Form 10-Q for the quarter ended March 31, 2020, File No. 1-278, Exhibit 10.2.

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 13th day of November 2023.

EMERSON ELECTRIC CO.

By:	/s/ John A. Sperino
John A. Sperino
Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. L. Karsanbhai* S. L. Karsanbhai	President and Chief Executive Officer and Director	November 13, 2023

/s/ M. J. Baughman* M. J. Baughman	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	November 13, 2023

/s/ J. S. Turley* J. S. Turley	Chair of the Board	November 13, 2023

/s/ M. A. Blinn* M. A. Blinn	Director	November 13, 2023

/s/ J. B. Bolten* J. B. Bolten	Director	November 13, 2023

/s/ M. S. Craighead* M. S. Craighead	Director	November 13, 2023

/s/ W. H. Easter III* W. H. Easter III	Director	November 13, 2023

/s/ G. A. Flach* G. A. Flach	Director	November 13, 2023

/s/ A. F. Golden* A. F. Golden	Director	November 13, 2023

/s/ L. Gonçalves* L. Gonçalves	Director	November 13, 2023

/s/ C. Kendle* C. Kendle	Director	November 13, 2023

/s/ L. Lee* L. Lee	Director	November 13, 2023

Signature	Title	Date

/s/ M. S. Levatich* M. S. Levatich	Director	November 13, 2023

/s/ J. M. McKelvy* J. M. McKelvy	Director	November 13, 2023

*By: /s/ John A. Sperino John A. Sperino, Attorney-In-Fact Pursuant to Power of Attorney		November 13, 2023